Exhibit 8.1

[Letterhead of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP]

December 23, 2013

The Board of Directors of	The Board of Directors of
NewBridge Bancorp	CapStone Bank
1501 Highwoods Boulevard, Suite 400	4505 Falls of Neuse Road, Suite 150
Greensboro, North Carolina 27410	Raleigh, North Carolina 27609

Re:	Merger of CapStone Bank with and into NewBridge Bank
United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to NewBridge Bancorp (“NewBridge”), a North Carolina corporation, in connection with the contemplated merger (the “Merger”) of CapStone Bank (“CapStone”), a North Carolina commercial bank, with and into NewBridge’s wholly-owned subsidiary, NewBridge Bank, a North Carolina commercial bank, pursuant to the Agreement and Plan of Combination and Reorganization, dated November 1, 2013 (the “Agreement”), as described in the Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 (File No. 333-________) filed by NewBridge with the Securities and Exchange Commission (collectively referred to herein as the “Registration Statement”). These opinions concerning Federal income tax consequences are being rendered pursuant to the requirements of Section 7.1(e) of the Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement and the Agreement.

Each shareholder of CapStone will receive shares of NewBridge common stock calculated pursuant to an Exchange Ratio contained in the Agreement for all their shares of CapStone common stock. In addition, cash will be paid in lieu of fractional shares of NewBridge common stock.

In providing our opinions, we have examined and, with your permission, have relied on the representations and warranties contained in and the facts described in (i) the Agreement, (ii) the Registration Statement, (iii) certain written representations and covenants of NewBridge and CapStone (the “Company Certificates”), and (iv) such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinions, we have also relied, with your consent, upon the following assumptions:

(1)	The factual statements and representations set forth above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, NewBridge and CapStone.

(2)	The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	Other than the Agreement, there are no understandings or agreements between or among the Parties or their affiliates that bear directly or indirectly on the Merger.

(4)	NewBridge, NewBridge Bank and CapStone, as applicable, will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(5)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinions, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinions, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering our opinions is incorrect.

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of [NewBridge, NewBridge Bank and CapStone] will be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Merger. In addition, it is our opinion that the discussion set forth in the section of the Registration Statement entitled “The Merger – Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to matters of United States Federal income tax, is accurate in all material respects.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether Federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

The foregoing opinions are being furnished solely for the purpose referred to in the first paragraph of this opinion letter. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

These opinions are effective as of the date hereof; they are based on current provisions of the Code and Treasury regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein.

An opinion of counsel is not binding upon the IRS or the courts. There can be no assurance that the IRS will agree with the opinions set forth herein, or that if challenged by the IRS, the opinion will be sustained by the court.

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We hereby consent to the inclusion of this form of opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “The Merger – Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP

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